SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	May 20, 2005

Wells Real Estate Fund IV, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-20103	58-1915128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01 Entry Into a Material Definitive Agreement

On May 20, 2005, Fund IV and Fund V Associates (the "Joint Venture"), a joint venture partnership between Wells Real Estate Fund IV, L.P. (the "Registrant") and Wells Real Estate Fund V, L.P., and ADP, Inc. ("ADP"), an unrelated third party, entered into a First Amendment to Lease (the "Agreement"). The Agreement amends an existing lease between the Joint Venture and ADP. The Agreement increases the square footage leased by ADP from approximately 31,900 square feet to 48,000 square feet with a lease term commencing July 1, 2005 and shall expire November 30, 2009 in an approximately 87,600 square foot office building located in Jacksonville, FL ("10407 Centurion Parkway North"). The monthly base rent payable under the Agreement on the additional space is approximately $14,400 from July 1, 2005 through November 30, 2005. Effective December 1, 2005, the monthly base rent increases by approximately 3.0% every December until the lease expiration. In addition to the monthly base rent, ADP will reimburse the Joint Venture monthly for their share of the annual operating expenses. As a result of entering into the Agreement, ADP is entitled to a Joint Venture funded tenant improvement allowance up to approximately $327,000.

The Joint Venture owns 100% of 10407 Centurion Parkway North and ADP is one of three tenants at the building. The Registrant owns an equity interest of approximately 37.67% in the Joint Venture.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND IV, L.P (Registrant)

By:	WELLS PARTNERS, L.P. General Partner

By:	Wells Capital, Inc. General Partner

By:	/s/ Leo F. Wells, III Leo F. Wells, III President

Date: May 24, 2005